UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K/A

Amendment No. 2

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

August 14, 2009

Date of Report (Date of earliest event reported)

BB&T Corporation

(Exact name of registrant as specified in its charter)

Commission file number: 1-10853

North Carolina	56-0939887
(State of incorporation)	(I.R.S. Employer Identification No.)

200 West Second Street Winston-Salem, North Carolina	27101
(Address of principal executive offices)	(Zip Code)

(336) 733-2000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 23 0.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240. 14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Explanatory Note

On August 17, 2009, BB&T Corporation (“BB&T”) filed a Current Report on Form 8-K (the “Original Report”) to report that its wholly owned subsidiary, Branch Banking and Trust Company (“Branch Bank”) had entered into a purchase and assumption agreement on August 14, 2009 (the “Agreement”) with the Federal Deposit Insurance Corporation (“FDIC”), as receiver, pursuant to which Branch Bank acquired certain assets and assumed substantially all of the deposits and certain liabilities of Colonial Bank, an Alabama state-chartered bank headquartered in Montgomery, Alabama (“Colonial Bank”).

On October 21, 2009, BB&T filed an amendment to the Original Report (“Amendment No. 1”) to amend and supplement the disclosures provided in Items 2.01 and 9.01 of the Original Report. This Current Report on Form 8-K/A (“Amendment No. 2”) is being filed to provide an audited statement of assets acquired and liabilities assumed and to update the disclosures provided in Item 2.01 and 9.01 of the Original Report and Amendment No. 1. As described below, certain adjustments to the fair value of assets acquired and liabilities assumed have been made subsequent to Amendment No. 1. All financial and other numeric measures presented below are based upon information as of February 22, 2010 and may be subject to change. The final carrying values of acquired loans and the final list of the assets acquired and liabilities assumed remains subject to finalization and revision by the FDIC and Branch Bank as described below.

Statements made in this Amendment, other than those concerning historical financial information, may be considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and are subject to risks and uncertainties. These forward-looking statements include, without limitation, statements regarding BB&T’s expectations concerning its financial condition, operating results, cash flows, liquidity and capital resources. A discussion of risks, uncertainties and other factors that could cause actual results to differ materially from management’s expectations is set forth under the captions “Forward-Looking Statements”, “Risk Factors” and “Management’s Discussion and Analysis of Results of Operations and Financial Condition” in BB&T’s Annual Report on Form 10-K for the year ended December 31, 2008 and in BB&T’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2009, June 30, 2009 and September 30, 2009.

Item 2.01	Completion of Acquisition or Disposition of Assets

The assets acquired and liabilities assumed in the Colonial Bank acquisition are presented at estimated fair value on the date of the Agreement. The fair values of the assets acquired and liabilities assumed were determined as described in Note 3 to BB&T’s Statement of Assets Acquired and Liabilities Assumed, dated as of August 14, 2009, and the accompanying notes thereto, which is attached hereto as Exhibit 99.1 (the “Statement”). These fair value estimates are considered preliminary, and are subject to change for up to one year after the closing date of the acquisition as additional information relative to acquisition-date fair values becomes available. Branch Bank and the FDIC are engaged in on-going discussions that may impact which assets and liabilities are ultimately acquired or assumed by Branch Bank and/or the purchase price. In addition, the tax treatment of FDIC assisted acquisitions is complex and subject to interpretations that may result in future adjustments of deferred taxes as of the acquisition date. The disclosure set forth in this Item 2.01 reflects the status of these items to the best of management’s knowledge as of February 22, 2010.

Since filing Amendment No. 1 on October 21, 2009, BB&T has obtained additional information that resulted in changes to certain acquisition-data fair value estimates. These adjustments resulted in a net decrease to goodwill totaling $157 million and were primarily comprised of the following:

•

The fair value of acquired loans was increased by approximately $141 million based on refined assumptions, including estimates of expected future cash flows related to the acquired loans. Future increases to estimated cash flows will be recognized as interest income on a prospective basis. Future decreases to estimated cash flows will be recognized through an adjustment to the allowance for loan losses.

•

An increase to deferred tax assets totaling $282 million was recorded to recognize differences between the financial statement carrying value of acquired assets and liabilities and their tax bases. The determination of tax bases is on-going and future purchase price allocation changes, which could be material, are expected.

•	A decrease to the FDIC loss share indemnification asset totaling $264 million was recorded to reflect changes in estimates of future losses related to acquired assets and liabilities.

Under the terms of the Agreement, Branch Bank had the option through February 1, 2010 to notify the FDIC of its intent to acquire the real estate, banking facilities, furniture and equipment of Colonial Bank (“Colonial premises and equipment”) from the FDIC at their fair market value as of the acquisition date. Prior to the expiration of this option, Branch Bank notified the FDIC of its intention to purchase certain Colonial premises and equipment with an estimated fair market value totaling approximately $200 million. Branch Bank and the FDIC are continuing to evaluate appraisals related to these assets and as such, the acquisition of the Colonial premises and equipment is not reflected in the Statement. Substantially all of the Colonial premises and equipment subject to the purchase option described above has been leased from the FDIC on a month-to-month basis during the term of the purchase option.

Branch Bank also had an option through February 1, 2010 to notify the FDIC of its intent to assume or repudiate certain lease agreements of Colonial Bank. The repudiation or assumption of these lease agreements was finalized prior to the expiration of this option and the process to determine the fair value of assumed lease obligations is still on-going. A goodwill adjustment will be required to the extent the fair value of lease payments are different than the contractual amounts. Future minimum lease payments under the assumed Colonial lease agreements for the year ended December 31, 2010 are expected to total approximately $30 million.

On January 15, 2010, BB&T consummated the sale of approximately $850 million in deposits and certain branch locations in Nevada to U.S. Bank National Association (a wholly-owned subsidiary of U.S. Bancorp). These deposits and branch locations were part of the Colonial Bank acquisition as described herein and are reflected in the Statement. The goodwill and intangible assets allocated to the Nevada business were not material.

Item 9.01	Financial Statements and Exhibits

(a) Financial Statements of Businesses Acquired and Exhibits

Discussion

A narrative description of the anticipated effects of the Colonial Bank acquisition on BB&T’s financial condition, liquidity, capital resources and operating results was reflected in Section 9.01 of Amendment No. 1. As set forth in Item 2.01, BB&T determined that adjustments to certain acquisition-date fair value estimates were recorded, resulting in a net decrease to goodwill totaling approximately $157 million. The following discussion replaces, in their entirety, the information presented in the first three paragraphs under Financial Condition and the fifth and sixth paragraphs of Operating Results and Cash Flows, in Item 9.01 of Amendment No. 1. The other disclosures made in Item 9.01 of Amendment No. 1 were not materially changed and have not been revised.

This discussion should be read in conjunction with the historical financial statements and the related notes of BB&T, which have been filed with the Securities and Exchange Commission (the “Commission”) and the Statement, which is attached hereto as Exhibit 99.1.

Financial Condition

In the acquisition, Branch Bank purchased $14.3 billion of loans, having a fair value of $9.8 billion. This amount represents approximately 10.0 % of BB&T’s total loans and leases (net of the allowance for loan and lease losses) at June 30, 2009. Other real estate acquired was $144 million at fair value.

The following table presents information with respect to the carrying value of certain earning assets acquired, as well as their principal amount and average effective yield and term, and the amounts of acquired loans with credit-related impairment that are accounted for in accordance with the provisions of the FASB Codification Topic 310-30: Loans and Debt Securities Acquired with Deteriorated Credit Quality (“Topic 310-30”) and other acquired loans.

Schedule of Earning Assets Acquired – Revised

August 14, 2009

(in millions)

	Colonial Bank Book Balance	Fair Value	Average Months to Maturity		Effective Interest Rate
Earning Assets

Interest bearing deposits in other banks and federal funds sold	$877	$877	—		0.2%

Securities available for sale (1)	1,161	1,161	282	(2)	11.3%

Non-impaired loans (3)
Commercial real estate	3,157	2,276	96		6.2%
Real estate construction	1,112	592	43		7.2%
Residential real estate	1,305	864	206		9.1%
Comm., financial, agricultural and other	1,425	1,153	61		6.7%

Total non-impaired loans	6,999	4,885	101		6.9%

Impaired loans (3)
Commercial real estate	1,895	1,342	83		6.7%
Real estate construction	3,073	1,525	36		7.5%
Residential real estate	1,130	832	252		9.1%
Comm., financial, agricultural and other	160	121	43		7.2%

Total impaired loans	6,258	3,820	100		7.6%

Total loans excluding loans held for sale (4)	13,257	8,705	100		7.2%

Total earning assets	$15,295	$10,743

(1)	Securities available for sale excludes equity securities totaling $176 and securities sold totaling approximately $2,382.
(2)	Average months to maturity also excludes investments with no stated maturity totaling $19.
(3)	See the discussion of Topic 310-30 under “Operating Results and Cash Flows” for additional information regarding impaired and non-impaired loans.
(4)	While certain loans held for sale were acquired, due to the short-term nature of those assets such loans have been excluded from the schedule of earning assets.

The following table reflects the contractual maturities of commercial, financial and agricultural loans, as well as real estate construction loans:

	August 14, 2009 - Revised
	Commercial, Financial and Agricultural	Real Estate Construction	Total
	(in millions)
Maturities:
1 year or less (1)	$666	$1,441	$2,107
1-5 years	238	583	821
After 5 years	126	93	219

Total (2)	$1,030	$2,117	$3,147

Rate Sensitivity:
Fixed	260	861	1,121
Variable	770	1,256	2,026

Total (2)	$1,030	$2,117	$3,147

(1)	Includes loans due on demand
(2)	The above tables exclude (in millions):

(i) Commercial real estate	$3,618
(ii) Residential real estate	1,696
(iii) Consumer and other	244

Total	$5,558

Operating Results and Cash Flows

Topic 310-30 applies to a loan with evidence of deterioration of credit quality since origination, acquired by completion of a transfer for which it is probable that the investor will be unable to collect all contractually required payments receivable at acquisition. Topic 310-30 prohibits carrying over or creating an allowance for loan losses upon initial recognition for loans that fall under its scope. On the acquisition date, the preliminary estimate of the contractual principal and interest payments for all impaired loans acquired in the acquisition was $8.3 billion and the estimated fair value of the loans was $3.8 billion, net of an accretable yield of $1.0 billion. These amounts were determined based upon the estimated remaining life of the underlying loans, which include the effects of estimated prepayments, expected credit losses, market liquidity and interest rates.

On the acquisition date, the unpaid principal balance for all non-impaired loans acquired in the acquisition was $7.0 billion and the estimated fair value of the loans totaled $4.9 billion. The fair value of non-impaired loans was determined based upon the estimated remaining life of the underlying loans, which include the effects of estimated prepayments, expected credit losses, adjustments related to market liquidity and prevailing interest rates at the acquisition date.

Financial Statements

Attached hereto as Exhibit 99.1 and incorporated by reference into this Item 9.01(a) is the Statement.

BB&T has omitted certain financial information of Colonial Bank required by Rule 3-05 of Regulation S-X and the related pro forma financial information under Article 11 of Regulation S-X pursuant to the guidance provided in SEC Staff Accounting Bulletin 1:K, Financial Statements of Acquired Troubled Financial Institutions (“SAB 1:K”). SAB 1:K provides relief from the requirements of Rule 3-05 in certain instances, such as the transaction, where a registrant engages in an acquisition of a significant amount of assets of a troubled financial institution that involves pervasive federal assistance and audited financial statements of the troubled financial institution are not reasonably available.

(d) Exhibits

2.1	Purchase and Assumption Agreement Whole Bank All Deposits, among the Federal Deposit Insurance Corporation, receiver of Colonial Bank, Montgomery, Alabama, the Federal Deposit Insurance Corporation and Branch Banking and Trust Company, dated as of August 14, 2009.

23	Consent of PricewaterhouseCoopers LLP

99.1	Report of Independent Registered Public Accounting Firm
Statement of Assets Acquired and Liabilities Assumed at August 14, 2009 and accompanying notes thereto.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

BB&T CORPORATION

Date: February 22, 2010	By:	/S/ CYNTHIA B. POWELL
Cynthia B. Powell, Executive Vice President and Corporate Controller (Principal Accounting Officer)

EXHIBIT INDEX

Exhibit No.	Description	Location

2.1	Purchase and Assumption Agreement Whole Bank All Deposits, among the Federal Deposit Insurance Corporation, receiver of Colonial Bank, Montgomery, Alabama, the Federal Deposit Insurance Corporation and Branch Banking and Trust Company, dated as of August 14, 2009.	Incorporated herein by reference to Exhibit 2.1 of the Current Report on Form 8-K, filed August 17, 2009

23	Consent of Independent Registered Public Accounting Firm	Filed herewith

99.1	Report of Independent Registered Public Accounting Firm Statement of Assets Acquired and Liabilities Assumed at August 14, 2009 and accompanying notes thereto.	Filed herewith